EXHIBIT 99.1

US Antimony Provides November - December Operations Details

THOMPSON FALLS, MT/ Jan. 20, 2023/ United States Antimony Corporation (USAC-the Company) provides the following bi-monthly (November & December) update.

Antimony Price $5.76 per pound

Safety and Environmental

All Company operations reported zero lost time or serious injury accidents during the November- December Period.

There were zero environmental spills, discharges, or incidents during the period.

Production (Unless otherwise specified, tons = metric tons)

Bear River Zeolite (“BRZ”):	Nov.	Dec.	Total
Mined Tons:	3420	0	3420
Crushed Tons:	594	0	594
Tons Shipped:	1224	833	2057

Montana Smelter:	Nov.	Dec.	Total
Antimony Trioxide Shipped (tons):	35.74	0.07	35.81
Antimony Metal Shipped (lbs.)	0	0	0
Antimony Trisulfide Shipped (lbs.):	0	0	0

Operation Updates:

BRZ

The 40’ x 60’ service shop building is complete including an automatic door and will serve as the nexus of all plant maintenance and repair.

The company has purchased and received the following additional rolling stock which is now in use: a Caterpillar D-8k dozer with dual rippers for use in the pit, a 5,000-gallon water truck, a Caterpillar road grader, a Caterpillar excavator.

In early December, the cone crusher failed catastrophically after the oil gauge froze and the cone was unwittingly operated without oil.   A replacement cone crusher has been purchased and is currently being installed.

The company plans to repair or replace the failed cone as well as repairing or replacing the old jaw crusher and apron feeder so as to avoid similar down-time in the future.   In addition, repairs were conducted on our previously unusable Link-Belt crane and are now 90% complete.  With this crane in operating condition, we will be able to service and replace large items such as the cone, jaws, and various other key pieces of equipment.  Additionally, the crane will allow the placement of several additional filter houses that will aid in the dust control in and around the plant.

Pressurization of the crusher room with outside air has resulted in far less dust entering that room and similar plans to enclose key electrical panels and areas have been made.  Replacement of two feed belts in the plant have resulted in more efficient delivery of crushed product.

A road has been completed in the mine pit linking two benches and assisting in the hauling of rock to the plant.  Phones at BRZ have been updated using 3 redundant systems and the old, failing, and non-maintained copper line has been abandoned.

Antimony Trisulfide Montana

Two additional trisulfide furnaces have been delivered to our facility in Montana and one is being repaired due to damage in shipping.  Both furnaces are being modified for the particular purpose of production of antimony trisulfide.

Wadley Mine Update

The company continues to purchase ore from the Wadley mines and is receiving more tonnage per month than ever before.  Currently, our smelter in Madero, which processes the lots of ore in order of antimony content, has 19 unprocessed lots ranging from 20 – 40 metric tons each and varying in grade from 19.7%- 27.4% which is lower than normal.  We are confident that the theft of ore has been halted.

The company has still not received the necessary legal documents from the owner in order to render initial judgement on purchase option.  Until this information has been provided the company is focused on buying as much ore as possible so as to ascertain realistic grade and tonnage averages.

Soyatal Mines

The company has entered into a purchase agreement for settlement of outstanding balance left by the previous management of US Antimony.  Whereas at one point the company was going to relinquish ownership/payment for the concessions at Soyatal because it was not economic as a source of direct-smelting ore due to the trucking costs and low-volume, it has now been proven that the low-grade sulfide ore can be used to make an acceptable grade concentrate for further synthesis into antimony trisulfide, the retention of these claims is deemed in its interest.  The details of the final purchase are being negotiated at this time.

Sierra Guadalupe Mines

The company is working on obtaining the surface rights for the concessions of this property, while still awaiting approval of the third sample of antimony trisulfide (that was produced from ore from this mine) from the U. S. Defense Logistics Agency (DLA). Once that sample is approved, the company plans to proceed with a program of improvements to the roads and infrastructure and will assemble an experienced mining crew to begin exploration and development of the deposit.

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Los Juarez Property

The geophysical program, including the IP survey has been completed.  The raw data from these surveys have been sent to our geological team in the United States for synthesis into a 3-D model.  A preliminary report from our geologist in Mexico is expected by 25th of Jan and this report will be combined with the data from the recent geophysical and IP studies, along with all relevant previous data available forming the basis of a final report which will include the 3-D model.  This is expected in late February.

Mexico Smelter

The delivery of more tons of lower-grade material to the smelter in Coahuila Mexico has represented several challenges.  Firstly, the processing of lower-grade material has resulted in higher natural gas costs and lower recovery.  However, a series of tests were performed and have resulted in an improved flowsheet for processing ores as low as 17%.   Nevertheless, the company is installing a gravity recovery circuit at its smelter to upgrade the ores there and improve the efficiency of furnacing.  The water for the gravity circuit will be recycled.

The company has ear-marked approximately 2 million dollars for the construction of a building surrounding its furnaces which will dramatically improve recovery, decrease down-time, decrease maintenance time, and result in a far more controlled processing environment devoid of rain and wind and daily temperature fluctuations.  This will allow the company to synthesize finished antimony oxide in Mexico for direct shipment to clients (at present only finished antimony ingots are available as finished product from the Mexican smelter).   Included in the price tag are all new concrete floors, new furnace molds, refractory for dated furnace linings, associated equipment, and forklifts.

The company just purchased a new Caterpillar GP-50 forklift for the smelter and should be delivered next week.

Summary

The company has encountered several setbacks which has negatively affected production in Q4:

1)	the catastrophic failure of its cone crusher at Bear River Zeolite (the heart of the operation) delayed production for almost 1.5 months,
2)	a delay between the purchase of a record number of tons of antimony ore in Mexico and the processing of these ores due to labor bottlenecks, trucking, infrastructure deficiencies,
3)	repair item delays both in the US and Mexico (particularly at the border)
4)	reacting to processing alterations for lower-grade ores at the smelter in Mexico,
5)	a lull in the feed rate from our North American source.

The company has used these delays to push through significant improvements in infrastructure, personnel, and processing improvements at all of its facilities and expects these improvements to yield marked production increases in both the antimony and zeolite sectors in the future.

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Forward Looking Statements: This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company’s operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits.  Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

CONTACT:

United States Antimony Corp.

PO Box 643 47 Cox Gulch Rd.

Thompson Falls, Montana 59873-0643

E-Mail: info@unitedstatesantimony.com Phone: 928 234 5227

SOURCE: United States Antimony Corp.

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